Exhibit 4(b)

JEFFERSON COUNTY, ARKANSAS

and

ENTERGY ARKANSAS, INC.

LOAN AGREEMENT

Dated as of January 1, 2013

Relating to $54,700,000 Pollution Control
Revenue Refunding Bonds
(Entergy Arkansas, Inc. Project)
Series 2013

THIS LOAN AGREEMENT, dated as of January 1, 2013, by and between JEFFERSON COUNTY, ARKANSAS, a political subdivision under the Constitution and laws of the State of Arkansas (the "Issuer"), and ENTERGY ARKANSAS, INC., a corporation organized and existing under the laws of the State of Arkansas, and formerly known as Arkansas Power & Light Company (the "Company"), evidencing the agreement of the parties hereto.

In consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows (provided that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur for the payment of money shall not be a general debt, liability or obligation of the Issuer, or of the State of Arkansas or any political subdivision thereof but shall be payable solely out of the revenue and proceeds derived from this Agreement and the Notes (hereinafter defined), the First Mortgage Bonds (hereinafter defined) and the sale of the Bonds referred to herein).

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the recitals hereto and in the Indenture.  In addition, the following words and phrases shall have the following meanings:

Agreement

"Agreement" means this Loan Agreement and any amendments and supplements hereto.

Authorized Company Representative

"Authorized Company Representative" means the President, any Vice President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company or the person or persons at the time designated to act on behalf of the Company by any one of said officers, such designation in each case to be evidenced by a certificate furnished to the Issuer and the Trustee containing the specimen signature of such person or persons and signed on behalf of the Company by said officer.

Event of Default

"Event of Default" means any of the occurrences enumerated in Section 5.1 of this Agreement.

Facilities

"Facilities" means the pollution control facilities at the Plant which were refinanced, in whole or in part, with the proceeds of the Prior Bonds.

First Mortgage Bonds

"First Mortgage Bonds" means the series of bonds issued and delivered under the First Mortgage Bonds Indenture and held by the Trustee pursuant to Section 3.5 of this Agreement.

First Mortgage Bonds Indenture

"First Mortgage Bonds Indenture" means the Company's Mortgage and Deed of Trust, dated as of October 1, 1944, between the Company and the First Mortgage Bonds Trustee, and, as to property, real or personal, situated or being in Missouri, Marvin A. Mueller (The Bank of New York Mellon Trust Company, National Association, successor), as Missouri co-trustee, as heretofore and hereafter amended and supplemented, including the Seventy-second Supplemental Indenture, dated as of January 1, 2013, pursuant to which the First Mortgage Bonds will be issued.

First Mortgage Bonds Trustee

"First Mortgage Bonds Trustee" means Deutsche Bank Trust Company Americas (as successor to Guaranty Trust Company of New York).

Indenture

"Indenture" means the Trust Indenture, dated as of January 1, 2013, relating to the Bonds, between the Issuer and the Trustee pursuant to which the Bonds are authorized to be issued, and including any indenture supplemental thereto.

Independence County Bonds

"Independence County Bonds" means the Independence County, Arkansas Pollution Control Revenue Refunding Bonds (Entergy Arkansas, Inc. Project) Series 2013, in the aggregate principal amount of $45,000,000, being issued and delivered simultaneously with the issuance and delivery of the Series 2013 Bonds.

Loan

"Loan" means any loan to be made by the Issuer to the Company of the proceeds (which shall be deemed to include the underwriting discount, if any, and original issue discount, if any) of the sale of the Bonds, exclusive of any accrued interest paid by the initial purchasers of the Bonds upon the delivery thereof.

Maturity Date

"Maturity Date" means October 1, 2017.

Person

"Person" means any natural person, firm, partnership, limited liability company, association, corporation, trust or public body.

Notes

"Notes" means the non-negotiable promissory notes of the Company issued pursuant to Section 3.2 of this Agreement, in the form set forth in Exhibit A hereto.

Plant

"Plant" means the electric generating plant jointly owned by the Company and others located within the boundaries of the Issuer near Redfield, Arkansas and known as the White Bluff Steam Electric Generating Station.

Plant Agreements

"Plant Agreements" means all of the contracts relating to the ownership, construction and operation of the Plant, as from time to time amended or supplemented.

Prior Bonds

"Prior Bonds" means the $54,700,000 aggregate principal amount outstanding of Jefferson County, Arkansas Pollution Control Revenue Refunding Bonds (Entergy Arkansas, Inc. Project) Series 2006.

Project

"Project" means the interest of the Company in the Facilities on the respective dates of issuance of (a) the Issuer’s Pollution Control Revenue Bonds, Series 1977 (Arkansas Power & Light Company Project) (the “Series 1977 Bonds”), in the aggregate principal amount of $45,500,000, and (b) the Issuer’s Pollution Control Revenue Bonds, Series 1978 (Arkansas Power & Light Company Project) (the “Series 1978 Bonds”), in the aggregate principal amount of $9,200,000.

Series 2013 Bonds

"Series 2013 Bonds" means the bonds authorized to be issued under Section 2.02 of the Indenture.

Undertaking

"Undertaking" shall mean the Rule 15c2-12 undertaking of the Company, dated as of the date of issuance of the Bonds, as originally executed by the Company and as it may be amended from time to time in accordance with the terms thereof.

ARTICLE II

ACQUISITION AND COMPLETION OF THE FACILITIES;
ISSUANCE OF THE BONDS AND ADDITIONAL BONDS

Section 2.1 Acquisition and Completion of the Facilities.   The Company represents that the acquisition, construction and equipping of the Facilities have been completed.

Section 2.2 Issuance of Series 2013 Bonds; Additional Bonds.   In order to provide funds to currently refund all of the outstanding Prior Bonds, the Issuer agrees that it will initially issue and deliver the Series 2013 Bonds to the purchasers thereof at a price to be approved in advance by the Company and apply and deposit the proceeds thereof in accordance with the terms of the Indenture.  The Company has reviewed the Indenture and finds the Indenture to be satisfactory in form and substance to the Company and agrees to comply with the provisions thereof applicable to the Company.

If no Event of Default shall have occurred and be continuing, the Issuer will authorize the sale of and use its best efforts to sell from time to time, to the extent permitted by law, Additional Bonds, in amounts specified by the Company and upon the terms and conditions provided in the Indenture, for any purpose permitted by the Indenture and the Act.  The Issuer will deposit the proceeds of any such Additional Bonds with the Trustee in accordance with the terms of the Indenture.

ARTICLE III

LOAN BY ISSUER; PROVISIONS FOR PAYMENT

Section 3.1 Loan by Issuer.   The Issuer hereby agrees to make the initial Loan to the Company for the purpose of currently redeeming all of the outstanding Prior Bonds within 90 days after the date of initial issuance of the Series 2013 Bonds.  The Company hereby agrees to cause the proceeds of the Series 2013 Bonds to be applied exclusively to the foregoing purpose and to cause such Prior Bonds to be redeemed within 90 days after the date of initial issuance of the Series 2013 Bonds.  In addition, the Company agrees to pay any and all amounts required in addition to the proceeds of the Series 2013 Bonds to currently redeem such Prior Bonds as set forth in this Section 3.1 including, but not limited to, principal and interest owed on the Prior Bonds.

The Issuer hereby agrees to make additional Loans to the Company from time to time from the proceeds of any Additional Bonds issued by the Issuer pursuant to the Indenture.

Section 3.2 Delivery of Notes by Company; Payment Obligation of the Company; Other Amounts Payable.  (a) In order to evidence any Loan and the repayment obligation of the Company, the Company shall execute and deliver for each series of Bonds a Note in a principal amount equal to the aggregate principal amount of, and having the same stated rate or rates of interest as, such series of Bonds.  Each Note shall be dated the date of the initial issuance of, and mature on the same maturity date or dates as, the series of Bonds issued concurrently therewith.

(b) Pursuant to the Notes, the Company agrees to pay or cause to be paid to the Issuer, in immediately available funds, a sum equal to the aggregate principal amount of each series of Bonds issued under the Indenture, redemption premium, if any, and interest on the unpaid balances thereof at the rates payable by the Issuer on such Bonds at the times such principal, redemption premium, if any, and interest are payable by the Issuer irrespective of any original issue discount with respect to such Bonds.  If, at the date any payment on such Bonds is due, there are any available moneys in the Bond Fund, such moneys shall be credited against said payment, first in respect of interest and then, to the extent of remaining moneys, in respect of principal.

(c) The Company shall also pay (i) the fees, charges and reasonable expenses of the Trustee and any paying agents under the Indenture, such fees, charges and reasonable expenses to be paid directly to the Trustee or paying agents for their respective accounts as and when such fees, charges and reasonable expenses become due and payable, (ii) any expenses and costs incurred or to be incurred by virtue of the issuance and sale of the Bonds, (iii) any expenses in connection with any redemption of the Bonds, (iv) any expenses in connection with the redemption of the Prior Bonds, (v) the fees, charges and reasonable expenses of the Issuer, and (vi) any amounts owed under the Rebate Agreement.

Section 3.3 Obligation of the Company Unconditional.   The obligation of the Company to make the payments as provided in this Agreement and the Notes and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional notwithstanding failure of the title to the Facilities or any part thereof, loss of title to (or the temporary use of) the Facilities by virtue of the exercise by others of the power of eminent domain, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Facilities, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State of Arkansas or any political subdivision of either thereof or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement.  Nothing contained in this Section 3.3 shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and, in the event the Issuer should fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance or recover its damages for nonperformance so long as such action shall not violate the agreements on the part of the Company contained in the preceding sentence, but in no event shall the Company be entitled to reduce the amounts payable under the Notes and Section 3.2 hereof.  The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy and use of the Facilities hereunder, and in such event the Issuer hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Issuer in any such action or proceeding if the Company shall so request.

Section 3.4 Assignment and Pledge of Payments and Rights Under the Notes and this Agreement.

Section 3.5  The Issuer shall assign and pledge to the Trustee as security under the Indenture all rights, title and interests of the Issuer in and to (a) the Notes and all payments thereunder, (b) this Agreement and all moneys receivable hereunder (except for payments under Sections 4.3 and 5.3 hereof), and (c) the First Mortgage Bonds (including the right to receive the First Mortgage Bonds under this Agreement).  The Company assents to such assignment and hereby agrees that, as to the Trustee, its obligations to make such payments shall be absolute and shall not be subject to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer or the Trustee.

Section 3.5 Issuance, Delivery and Surrender of First Mortgage Bonds.

(a) The obligation of the Company set forth in Section 3.2 of this Agreement to make the payments required therein with respect to the Loan relating to the Series 2013 Bonds will be evidenced in part by the First Mortgage Bonds.  The Company shall issue and deliver to the Issuer First Mortgage Bonds as provided in subsection (b) of this Section 3.5.

(b) Concurrently with the issuance and delivery by the Issuer of the Series 2013 Bonds, and in order to evidence in part the obligations of the Company under Section 3.2 (a) and (b) of this Agreement to repay those installments of the loan from the Issuer which correspond to payment of the principal of the Series 2013 Bonds, with the excess of the principal amount thereof to be applied to the payment of accrued interest on the Series 2013 Bonds, the Company shall issue and deliver to the Issuer the First Mortgage Bonds (i) maturing on the Maturity Date, (ii) in a principal amount equal to the principal amount of the Series 2013 Bonds plus eight (8) months (8/12) of the annual interest on the Series 2013 Bonds, (iii) containing redemption provisions correlative to the redemption provisions of the Indenture relating to the Series 2013 Bonds requiring mandatory redemption thereof, (iv) requiring payments to be made to the Trustee for the account of the Issuer, and (v) bearing no interest except as otherwise provided in the First Mortgage Bonds Indenture.

(c) The obligation of the Company to make any payment of the principal of or interest on the First Mortgage Bonds, whether at maturity, upon redemption or otherwise, shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Issuer thereunder in respect of the principal of or interest on the Series 2013 Bonds, all in accordance with the provisions of the First Mortgage Bonds Indenture.

(d) The Issuer shall not sell, assign or transfer the First Mortgage Bonds, except to the extent provided in Section 3.4 hereof. In view of the pledge and assignment referred to in said Section 3.4, the Issuer agrees that (i) in satisfaction of the obligations of the Company set forth in paragraph (b) of this Section 3.5 with respect to the Series 2013 Bonds, the First Mortgage Bonds shall be issued and delivered to, registered in the name of, and held by, the Trustee for the benefit of the owners and holders from time to time of the Series 2013 Bonds; (ii) the Indenture shall provide that the Trustee shall not sell, assign or transfer the First Mortgage Bonds except to a successor trustee under the Indenture and shall surrender First Mortgage Bonds to the First Mortgage Bonds Trustee in accordance with the provisions of subsection (e) of this Section 3.5; and (iii) the Company may take such actions as it shall deem to be desirable to effect compliance with such restrictions on transfer, including the placing of an appropriate legend on each First Mortgage Bond and the issuance of stop-transfer instructions to the First Mortgage Bonds Trustee or any other transfer agent under the First Mortgage Bonds Indenture. Any action taken by the Trustee in accordance with the provisions of Article VIII of the Indenture shall be binding upon the Company.

(e) At the time any Series 2013 Bonds cease to be outstanding (other than by reason of the payment or redemption of First Mortgage Bonds and other than by reason of the applicability of clause (c) in the definition of "Outstanding"), the Issuer shall cause the Trustee to surrender for cancellation to the First Mortgage Bonds Trustee First Mortgage Bonds in an aggregate principal amount equal to the aggregate principal amount of the Series 2013 Bonds which so cease to be outstanding, plus a principal amount of such First Mortgage Bonds equal to eight (8) months (8/12) of the annual interest payable in respect of such Series 2013 Bonds.

(f) For the purpose of determining whether or not any payment of the principal of or interest on the First Mortgage Bonds shall have been made in full, any moneys paid by the Company in respect of the First Mortgage Bonds which shall have been withdrawn by the Trustee from the Bond Fund pursuant to Section 9.02 of the Indenture shall be deemed to have been paid by the Company to the Trustee pursuant to Section 3.2(c) hereof and not to have been paid by the Company in respect of the First Mortgage Bonds.

ARTICLE IV

SPECIAL COVENANTS

Section 4.1 Warranty of Suitability by the Issuer.   The Issuer makes no warranty either express or implied as to the Facilities, including their suitability for the Company's purposes or needs.

Section 4.2 Use of Facilities.   The Issuer does hereby covenant and agree that it will not take any action, other than pursuant to the exercise of its rights under Section 5.2 of this Agreement, to prevent the Company or others from having possession and enjoyment of the Facilities during the term of this Agreement and will, at the request of the Company and at the Company's cost, reasonably cooperate with the Company in order that the Company may have possession and enjoyment of the Facilities pursuant to the Plant Agreements.  The Issuer hereby acknowledges that it shall have no rights to the use or possession of the Facilities.  The Issuer hereby further acknowledges that the Facilities will not constitute any part of the security for the Bonds.

Section 4.3 Indemnity Against Claims.   The Company shall pay and discharge and shall indemnify and hold harmless the Issuer and the Trustee from (a) any lien or charge upon payments by the Company to the Issuer under the Notes, the First Mortgage Bonds or hereunder, (b) any taxes, assessments, impositions and other charges upon payments by the Company to the Issuer under the Notes, the First Mortgage Bonds or hereunder and (c) any and all liability, damages, costs and expenses arising out of or resulting from the transactions contemplated by this Agreement, the First Mortgage Bonds and the Indenture or in any way related to the Facilities, including the reasonable fees and expenses of counsel.  If any such lien or charge is sought to be imposed upon payments, or any such taxes, assessments, impositions or other charges are sought to be imposed, or any such liability, damages, costs and expenses are sought to be imposed, the Issuer and/or the Trustee shall give prompt written notice to the Company, and the Company shall have the sole right and duty to assume, and will assume, the defense thereof, with full power to litigate, compromise or settle the same in its sole discretion.

Section 4.4 Inspection of the Facilities.   Subject to the provisions of the Plant Agreements, the Company agrees that the Trustee and its duly authorized agents, attorneys, experts, engineers, accountants and representatives for good cause may during normal working hours and upon reasonable notice to the Company enter upon the site of the Plant and examine and inspect the Facilities and the books and records of the Company with respect to the Facilities and the Bonds.

Section 4.5 The Company to Maintain Its Legal Existence; Conditions Under Which Exceptions Permitted.   The Company agrees that during the term of this Agreement it will maintain its legal existence, will be qualified to do business in the State of Arkansas, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation, or a limited liability company, partnership, or trust, or permit one or more other corporations, limited liability companies, partnerships, or trusts to consolidate with or merge into it; provided, that the Company may, without violating the agreements contained in this Section 4.5, consolidate with or merge into another corporation, or a limited liability company, partnership, or trust, or permit one or more other corporations, limited liability companies, partnerships, or trusts to consolidate with or merge into it, or sell or otherwise transfer to another corporation, or a limited liability company, partnership, or trust, all or substantially all of its assets as an entirety and thereafter dissolve, provided that (a) both immediately prior to such consolidation or merger and after giving effect thereto, no Event of Default (or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default) shall have occurred and be continuing, (b) in the event the Company is not the surviving, resulting or transferee corporation, as the case may be, the surviving, resulting or transferee corporation, limited liability company, partnership, or trust assumes, accepts and agrees in writing to pay and perform all of the obligations of the Company herein and under the Notes and the First Mortgage Bonds (in one or more agreements or instruments, including a merger or consolidation agreement or plan) or otherwise becomes responsible for such obligations (by operation of law, guaranty or otherwise) and is either organized under the laws of the State of Arkansas or is qualified to do business in the State of Arkansas, and (c) whether or not the Company is the surviving, resulting or transferee corporation, limited liability company, partnership, or trust, such consolidation or merger does not result in the loss of the exclusion from gross income for federal income tax purposes of interest on the Bonds.

Section 4.6 Annual Statement.   If reasonably requested in writing, the Company agrees to have an annual audit made by its regular independent public accountants and within 180 days after the close of each fiscal year to furnish the Trustee and any Bondholder who may so request a balance sheet and statement of income and surplus showing the financial condition of the Company and its consolidated subsidiaries, if any, at the close of such fiscal year and the results of operations of the Company and its consolidated subsidiaries, if any, for such fiscal year, accompanied by a certificate or opinion of said accountants.  The requirements of the Company pursuant to this Section 4.6 may be satisfied by the submission to the Trustee and each Bondholder who may request such information of the Company's annual report to its shareholders, so long as the Company prepares such an annual report or its Annual Report on Form 10-K.

Section 4.7 Further Assurances and Corrective Instruments.   The Issuer and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Facilities and for carrying out the intention or facilitating the performance of this Agreement and the First Mortgage Bonds.

Section 4.8 Maintenance of Facilities by Company.   The Company agrees that during the term of this Agreement it will exercise all its rights, powers, elections and options under the Plant Agreements to cause the payment of all reasonable and necessary costs of operating, maintaining and repairing the Facilities; provided, however, that the Company shall not be under any obligation to exercise its rights, powers, elections and options under the Plant Agreements to cause the renewal, repair or replacement of any inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary portions of the Facilities.  In any instance where the Company determines that any portions of the Facilities have become inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary, the Company may exercise its rights, powers, elections and options under the Plant Agreements to cause the removal of such portions of the Facilities and sell, trade-in, exchange or otherwise dispose of such removed portion without any responsibility or accountability to the Issuer, the Trustee or the Bondholders therefor.

Section 4.9 Redemption or Purchase of Bonds.   The Issuer shall take all steps then necessary under the applicable provisions of the Indenture and then applicable federal and state laws and regulations for the redemption or purchase of Bonds upon receipt by the Issuer and the Trustee from the Company of a written notice specifying:

(a) the principal amount of Bonds to be redeemed or purchased and the section of the Indenture pursuant to which such Bonds are being redeemed or purchased;

(b) the date of such redemption or purchase, which date, in the case of a redemption of Bonds, shall be at least  thirty (30) but not more than ninety (90) days subsequent to the receipt by the Trustee of such notice; and

(c) in the case of a redemption of Bonds, directions to mail a notice of redemption pursuant to Section 3.04 of the Indenture.

In the case of a purchase of Bonds, the written notice to the Trustee shall, if available moneys in the Bond Fund are insufficient to purchase the principal amount of Bonds specified in subsection (a) above, be accompanied by a deposit into the Bond Fund of cash or Government Obligations sufficient, together with other moneys then available in the Bond Fund, to make the directed purchase of Bonds.

Section 4.10 Tax Covenants.  (a) The Company covenants and agrees that it will not use or permit the use by any person of any of the funds provided by the Issuer hereunder or any other of its funds, directly or indirectly, or direct the Trustee to invest any funds held by it under the Indenture or this Agreement, in such manner as would, or enter into, or allow any "related person" (as defined in Section 103(b)(13) of the 1954 Code) to enter into, any arrangement, formal or informal, that would, or take or omit to take any other action that would, cause any Bond to be an "arbitrage bond" within the meaning of Section 148(a) of the Code or result in the loss of the exclusion from gross income for federal income tax purposes of the interest paid on the Bonds to the extent afforded under Section 103 of the 1954 Code (other than for an owner who is a “substantial user” of the Facilities or a “related person” within the meaning of Section 103(b)(13) of the 1954 Code).  The Company acknowledges Section 6.02 of the Indenture and agrees to perform all duties imposed upon it by such Section including but not limited to its obligations under the Rebate Agreement.  Insofar as said Section imposes duties and responsibilities on the Company, it is specifically incorporated herein by reference.

(b) The Issuer and the Company mutually covenant and agree that neither of them shall take or authorize or permit any action to be taken, and have not taken or authorized or permitted any action to be taken, which has or would result in the interest on any Bonds theretofore issued under the Indenture being included in gross income of the holders thereof for federal income tax purposes (other than for an owner who is a “substantial user” of the Facilities or a “related person” within the meaning of Section 103(b)(13) of the 1954 Code).  Without limiting the generality of the foregoing, the Company further covenants and agrees as follows with respect to the Series 2013 Bonds:

(i)           The Facilities are located within the geographical boundaries of the Issuer.

(ii)           All of the proceeds of the Prior Bonds were used to currently refund the Issuer’s remaining outstanding (A) Pollution Control Revenue Refunding Bonds, Series 1994 (Arkansas Power & Light Company Project) (the “Series 1994 Bonds”), and (B) Pollution Control Revenue Refunding Bonds (Entergy Arkansas, Inc. Project) Series 1997 (the “Series 1997 Bonds”).  The proceeds of the Series 1994 Bonds were used to currently refund the Issuer’s remaining outstanding Series 1978 Bonds, and the proceeds of the Series 1997 Bonds were used to currently refund the Issuer’s remaining outstanding Series 1977 Bonds.  The Series 1977 Bonds and the Series 1978 Bonds were issued to finance in part the cost of acquiring, constructing and equipping the Project.  Substantially all of the proceeds of the Series 1977 Bonds and the Series 1978 Bonds were expended (A) for proper costs of land or property of a character subject to the allowance for depreciation under Section 167 of the 1954 Code, or which was, for federal income tax purposes, chargeable to a capital account or would have been so chargeable either with a proper election by the Company (for example under Section 266 of the 1954 Code) or but for a proper election by the Company to deduct such amounts, and (B) to provide pollution control, sewage or solid waste disposal facilities within the meaning of Section 103(b)(4)(E) or (F) of the 1954 Code.

(iii)           Except for the Independence County Bonds, within fifteen (15) days of the date of issuance of the Series 2013 Bonds, there neither have been nor will be any bonds the interest on which is excludable from gross income (within the meaning of Section 103 of the Code) sold to finance or refinance facilities of the Company or any "related person" (within the meaning of Section 147(a)(2) of the Code) under a common plan of marketing, at substantially the same rate of interest, and for which a common or pooled security will be used or available to pay debt service.

(iv)           The average maturity of the Series 2013 Bonds (within the meaning of Section 147(b) of the Code and regulations thereunder) does not exceed 120% of the average reasonably expected economic life of the Facilities (within the meaning of Section 147(b) of the Code and regulations thereunder).

(v)           No changes will be made in the Facilities which in any way impair the exclusion of interest on any of the Series 2013 Bonds from gross income for purposes of federal income taxation.

 (vi)           None of the proceeds of the Series 2013 Bonds will be used to finance costs of issuance of the Series 2013 Bonds.

(vii)           The principal amount of the Series 2013 Bonds does not exceed the outstanding principal amount of the Prior Bonds being refunded from the proceeds of the Series 2013 Bonds.

 (c)           The covenants and agreements contained in this Section 4.10 shall survive any termination of this Agreement.

(d)           The representations, covenants and agreements contained herein and in such other documentation executed by or on behalf of the Company in connection with the issuance of any Bonds under the Indenture are intended to ensure compliance with the provisions of the Code and the 1954 Code and to establish that the expectations and facts pertaining to such provisions of the Code and the 1954 Code are consistent with such provisions.  In the event that the Code or the 1954 Code is amended or the regulations thereunder are hereafter proposed or promulgated and the effect of such amendment, proposal or promulgation is to modify or delete any element of the covenants contained in this Section 4.10, the Company shall be relieved of its obligation to comply with such covenants to the extent of such modification or deletion provided that the Company receives an opinion of nationally recognized counsel experienced on the subject of municipal bonds that such action will not adversely affect the exclusion of the interest on the Bonds from the gross income of the holders thereof for federal income tax purposes.  In the event a change in the Code, the 1954 Code or regulations imposes additional requirements that are applicable to the Bonds, the Company hereby agrees to comply with the provisions of the Code, the 1954 Code and/or regulations as amended or promulgated.

(e)           The Company acknowledges that in the event of an examination of the Bonds by the Internal Revenue Service to determine compliance of the Bonds with the provisions of the Code as they relate to tax-exempt obligations, the Issuer is likely to be treated as the “taxpayer” in such examination.  The Issuer covenants that it will promptly notify the Company of any inquiry or examination of the Internal Revenue Service relating to the Bonds and will cooperate with the Company, at the Company’s expense, in connection with such examination.

Section 4.11 Continuing Disclosure.  The Company hereby covenants and agrees that it will comply with and carry out all of the provisions of the Undertaking.  Notwithstanding any other provision of this Agreement, failure of the Company to comply with the Undertaking shall not be considered an Event of Default under this Agreement; however, the Trustee may (and, at the request of the underwriters of the Bonds or the holders of at least twenty-five percent (25%) in aggregate principal amount of Bonds Outstanding, shall), or any Bondholder may, take such actions as may be necessary and appropriate, including seeking specific performance by court order, to cause the Company to comply with its obligations under this Section 4.11.

Section 4.12 Prior Bonds.  The Company represents that all actions required under the 1954 Code and the Code have been taken in connection with the use of the proceeds of the Prior Bonds to insure that interest on the Prior Bonds remains excluded from the gross income of the holders thereof for federal income tax purposes (other than a holder who is a “substantial user” of the Facilities or a “related person” within the meaning of Section 103(b)(13) of the 1954 Code).

Section 4.13 Assignment, Leasing and Selling.  The Company's interest in this Agreement may be assigned in whole or in part, and the Facilities may be leased or sold as a whole or in part (whether a specific element or unit or an undivided interest), by the Company, without the consent of the Issuer or the Trustee, subject, however, to the condition that no assignment, lease or sale (other than as described in Section 4.8 hereof) shall relieve the Company from primary liability for its obligations under Section 3.2 hereof to pay the payments required thereunder, or for any other of its obligations hereunder, other than those obligations relating to the operation, maintenance and insurance of the Facilities, which obligations (to the extent of the interest assigned, leased or sold and to the extent assumed by the assignee, lessee or purchaser) shall be deemed to be satisfied and discharged.  Further, upon any such lease or sale, the Company shall comply with the requirements of Section 4.10 hereof, the 1954 Code and the Code (including, without limitation, the taking of remedial action with respect to the Bonds) as the same may then be applicable.

The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Issuer and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease or sale.

Section 4.14 Recordation and Filing.  The Company hereby covenants and agrees that it will cause the Indenture and this Agreement, such security agreements, financing statements and all supplements thereto and other instruments as may be required from time to time to be kept, recorded and filed in such manner and in such places as may be required by law in order to fully preserve and protect the security of the owners of the Bonds and the rights of the Trustee under such instruments, and to perfect the security interest created by the Indenture.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

Section 5.1 Events of Default.   Each of the following shall be an "Event of Default" under this Agreement:

(a) Failure by the Company to pay when due any payment required to be made pursuant to Section 3.2(b) hereof or on the Notes, which failure shall have resulted in an “Event of Default” under clause (a) or (b) of Section 8.01 of the Indenture.

(b) Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed hereunder, other than as referred to in subsection (a) of this Section 5.1, for a period of ninety (90) days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such period if corrective action is instituted by the Company within the applicable period and diligently pursued until the failure is remedied.

(c) A "Default" as such term is defined in Section 65 of the First Mortgage Bonds Indenture.

The foregoing provisions of Section 5.1(b) are subject to the limitation that, if by reason of force majeure the Company is unable in whole or in part to carry out its agreements herein contained other than those set forth in Sections 4.5 and 4.10 hereof, an Event of Default shall not be deemed to have occurred during the continuance of such inability.  The term "force majeure" as used herein shall mean the following: acts of God; strikes; lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States of America or of any state or any of their departments, agencies or officials or of any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fire; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission lines, pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company.  The Company agrees, however, to remedy to the extent practicable with all reasonable dispatch the effects of any force majeure preventing the Company from carrying out its agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

Section 5.2 Remedies on Default.  (a) Upon the occurrence and continuance of any Event of Default described in Section 5.1(a) or (c) hereof, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall become due and payable pursuant to any provision of the Indenture, the payments required to be paid pursuant to Section 3.2(b) hereof and on the Notes shall, without further action, become immediately due and payable.

(b) Upon the occurrence and continuance of an Event of Default described in Section 5.1(c) hereof, the Trustee, as holder of the First Mortgage Bonds, shall, subject to the provisions of the Indenture, have the rights provided in the First Mortgage Bonds Indenture.

(c) Upon the occurrence and continuance of any Event of Default, the Issuer may take whatever action at law or in equity may appear necessary or desirable to collect amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

Any amounts collected pursuant to action taken under this Section 5.2 shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and the fees and expenses of the Issuer, the Trustee and the paying agents and all other amounts required to be paid under the Indenture and hereunder shall have been paid, to the Company.

Section 5.3 Agreement to Pay Attorneys' Fees and Expenses.   In the event the Company should breach any of the provisions of the Notes, the First Mortgage Bonds, this Agreement or the Indenture and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of amounts payable hereunder or thereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein or therein contained, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer or the Trustee.

Section 5.4 No Additional Waiver Implied by One Waiver.   In the event any provision contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

In view of the assignment of the Issuer's rights in and under this Agreement to the Trustee under the Indenture, the Issuer shall have no power to waive any default hereunder by the Company without the prior consent of the Trustee.  Any waiver of any "Event of Default" under the Indenture and a rescission and annulment of its consequences, and any waiver of any "Default" under the First Mortgage Bonds Indenture and a rescission and annulment of its consequences, shall constitute a waiver of the corresponding Event of Default hereunder and a rescission and annulment of the consequences thereof.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Term of this Agreement.   This Agreement shall remain in full force and effect from the date hereof until such time as all of the Bonds then Outstanding shall have been fully paid or provision made therefor in accordance with the provisions of the Indenture, whichever shall first occur, and the fees and expenses of the Issuer, the Trustee and any paying agents and all other amounts payable by the Company under this Agreement, the First Mortgage Bonds and the Notes shall have been paid.

Section 6.2 Notices.   All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows: if to the Issuer, at Jefferson County Courthouse, 101 West Barraque Street, Pine Bluff, Arkansas 71601, Attention: County Judge; if to the Company, at 639 Loyola Avenue, New Orleans, Louisiana 70113, Attention: Treasurer; and if to the Trustee, at 501 Main Street, Pine Bluff, Arkansas 71601, Attention: Corporate Trust Department.  A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee.  The Issuer, the Company and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 6.3 Binding Effect.   This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject, however, to the limitations contained in Section 4.5 hereof.

Section 6.4 Severability.   In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 6.5 Amounts Remaining in the Bond Fund.   Any amounts remaining in the Bond Fund upon termination of this Agreement shall, to the extent provided by Section 5.08 of the Indenture, belong to and be paid to the Company by the Trustee.

Section 6.6 Amendments.   This Agreement may not be effectively terminated except in accordance with the provisions hereof and may not be effectively amended except by a written agreement in accordance with Article XI of the Indenture and signed by the parties hereto.

Section 6.7 Execution in Counterparts.   This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 6.8 Applicable Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas.

Section 6.9 Captions.   The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

Section 6.10 Other Financing.  Notwithstanding anything in this Agreement to the contrary, the Issuer and the Company may hereafter enter into agreements to provide for the financing or refinancing of costs of the Facilities or any portion thereof in lieu of or in addition to the provisions herein for Additional Bonds.

IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective names and their respective seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

                            JEFFERSON COUNTY, ARKANSAS
(SEAL)
                            By /s/ Dutch King
                                  County Judge
ATTEST:

/s/ Patricia Royal Johnson
County Clerk

                            ENTERGY ARKANSAS, INC.
(SEAL)
                            By /s/ Steven C. McNeal
                                  Steven C. McNeal
                                  Vice President and Treasurer

ATTEST:

/s/ Dawn Balash
Dawn Balash
Assistant Secretary

EXHIBIT A

ENTERGY ARKANSAS, INC.
PROMISSORY NOTE

$54,700,000                                                                               January 9 , 2013

ENTERGY ARKANSAS, INC., a corporation organized and existing under the laws of the State of Arkansas (the "Company"), acknowledges itself indebted and for value received hereby promises to pay to the order of Jefferson County, Arkansas (the "Issuer"), and its successors and assigns, the principal sum of Fifty-four Million Seven Hundred Thousand Dollars ($54,700,000) together with interest on the unpaid principal balance thereof from the date hereof until the Company's obligation with respect to the payment of such sum shall be discharged at the rate borne by the Bonds referred to below.

This Note is issued to evidence the Loan (as defined in the Agreement hereinafter referred to) of the Issuer to the Company and the obligation of the Company to repay the same and shall be governed by and be payable in accordance with the terms and conditions of a Loan Agreement (the "Agreement") by and between the Issuer and the Company, dated as of  January 1, 2013, pursuant to which the Issuer has loaned to the Company the proceeds of the sale of the Issuer's $54,700,000 Pollution Control Revenue Refunding Bonds (Entergy Arkansas, Inc. Project) Series 2013 (the "Bonds").  Additional similar Notes may be or may have been issued by the Company as provided in the Agreement.  This Note (together with the Agreement) has been assigned to Simmons First Trust Company, National Association, as Trustee (the "Trustee"), acting pursuant to a Trust Indenture, dated as of January 1, 2013, including any indenture supplemental thereto (the "Indenture"), by and between the Issuer and the Trustee, and may not be assigned by the Trustee except to a successor Trustee pursuant to the terms of the Indenture.  Such assignment is made as security for the Bonds, and any other bonds which are or may at any time be issued and outstanding under the Indenture.  The Bonds are dated and bear interest in accordance with the provisions of the Indenture, payable on April 1 and October 1 in each year commencing April 1, 2013 at the rate of One and Fifty-Five One-Hundredths percent (1.55%) percent (1.55%) per annum, and mature on October 1, 2017.  The Bonds are subject to redemption prior to maturity as provided in the Indenture.

Subject to the provisions of the Agreement, payments hereon are to be made by paying to the Trustee, as assignee of the Issuer, in funds which will be immediately available on the date payment is due, amounts which, and at or before times which, shall correspond to the payments with respect to the principal of and interest on the Bonds whenever and in whatever manner the same shall become due, whether at stated maturity, upon redemption or declaration or otherwise.  If at the date any payments on the Bonds are due there are any available moneys in the Bond Fund established under the Indenture, such moneys shall be credited against the payment then due hereunder, first in respect of interest and then, to the extent of remaining moneys, in respect of principal.  Upon the occurrence of an Event of Default, as defined in the Agreement, the principal of and interest on this Note may become immediately due and payable as provided in the Agreement.

Neither the officers of the Company nor any persons executing this Note shall be liable personally or shall be subject to any personal liability or accountability by reason of the issuance hereof.

IN WITNESS WHEREOF, Entergy Arkansas, Inc. has caused this Note to be executed in its corporate name and on its behalf by its President, its Treasurer or a Vice President by his or her manual signature, and its corporate seal to be impressed hereon and attested by the manual signature of its Secretary or an Assistant Secretary, all as of the date first above written.

                                                            ENTERGY ARKANSAS, INC.
(SEAL)
                                                            By
                                                                     Steven C. McNeal
                                                                     Vice President and Treasurer
ATTEST:

By ___________________________
      Dawn A. Balash
      Assistant Secretary

ASSIGNMENT

Pay to the order of Simmons First Trust Company, National Association, as Trustee, as assignee of Jefferson County, Arkansas, under the Trust Indenture, dated as of  January 1, 2013 by and between Jefferson County, Arkansas and Simmons First Trust Company, National Association, as Trustee, securing the payment of Jefferson County, Arkansas Pollution Control Revenue Refunding Bonds (Entergy Arkansas, Inc. Project) Series 2013, in the original principal amount of $54,700,000.

Dated:  January 9, 2013

                                                            JEFFERSON COUNTY, ARKANSAS
(SEAL)
                                                            By
                                                                  County Judge